COMPLIANCE TO RULE 17f2 OF THE INVESTMENT COMPANIES ACT OF 1940

INDEPENDENT AUDITORS' REPORT

To the Managing General Partners of:
Technology Funding Partners III, L.P.,
Technology Funding Venture Partners IV, An Aggressive Growth Fund, L.P., Technology Funding Venture Partners V, An Aggressive Growth Fund, L.P., and Technology Funding Medical Partners I, L.P.

We have examined the investment accounts shown by the books and records of Technology Funding Partners III, L.P., Technology Funding Venture Partners IV, An Aggressive Growth Fund, L.P., Technology Funding Venture Partners V, An Aggressive Growth Fund, L.P. and Technology Funding Medical Partners I, L.P., (collectively the "Funds") for the period from the date of our last similar examination on December 31, 1996 to September 30, 1997. It is understood that this report is solely for the use of management and the Securities and Exchange Commission and should not be used for any other purpose.

Securities owned as of the close of business on September 30, 1997, shown by the books and records audited by us, which we counted and inspected, were located in the vault of Silicon Valley Bank, 3003 Tasman Drive, Santa Clara, California 95054, except for securities purchased but not received, pledged, or out for transfer on that date, as to which we obtained confirmation from the brokers, pledgees, and transfer agents, respectively.

Because the above procedures do not constitute an audit in accordance with generally accepted auditing standards, we do not express an opinion on the investment accounts referred to above. In connection with the procedures referred to above, no matters came to our attention that caused us to believe that the specified accounts should be adjusted. Had we performed additional procedures or had we examined the financial statements in accordance with generally accepted auditing standards, matters might have come to our attention that would have been reported to you. This report relates only to the investments specified above and does not extend to any financial statements of the "Funds", taken as a whole.



KPMG Peat Marwick LLP
Albuquerque, NM


December 3, 1997

U.S. Securities and Exchange commission
Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar Investments in the Custody of Management Investment Companies

Pursuant to Rule 17f-2 (17 CFR.17f-2)

-----------------------------------------------------------------------------------------
1.  Investment company Act File Number:                       Date examination completed:

               814-48                                            September 30, 1997
-----------------------------------------------------------------------------------------
2.  State Identification Number:


-----------------------------------------------------------------------------------------
AL 87-327-RC   AK 87-01278     AZ S-23025   AR 86-LI828        CA 504 8768    CO
CT S013517     DE              DC           FL 31472-002/WEE   GA 56864620    HI
ID BC-30863    IL 8811465      IN 8708073   IA I-21938         KS 871090      KY 21,719
LA             ME 35,149       MD           MA 86-2774         MI 102065      MN
MS             MO 248619       MT           NE 39928           NV RG-88-161   NH
NJ R-1690      NM 87-55996     NY 72392     NC                 ND A366        OH 62344
OK IA0817-87   OR 86-2712      PA           RI                 SC 30579       SD 15420
TN R88-2563    TX C3086000-01  UT 23212     VT                 VA             WA C-26302
WV I-12197     WI 223615-01    WY 14741     PUERTO RICO  S-993
-----------------------------------------------------------------------------------------

  Other (specify):

-----------------------------------------------------------------------------------------
3.  Exact name of investment Company as specified in registration statement:

Technology Funding Partners III, L.P.
-----------------------------------------------------------------------------------------
4.  Address of principal executive office:  (number, street, city, state, zip code)

2000 Alameda de las Pulgas, Suite 250, San Mateo, CA 94403
-----------------------------------------------------------------------------------------

U.S. Securities and Exchange commission
Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar Investments in the Custody of Management Investment Companies

Pursuant to Rule 17f-2 (17 CFR.17f-2)

-----------------------------------------------------------------------------------------
1.  Investment company Act File Number:                       Date examination completed:

               814-55                                            September 30, 1997
-----------------------------------------------------------------------------------------
2.  State Identification Number:


-----------------------------------------------------------------------------------------
AL 09511485   AK 88-00983      AZ 025245      AR 87-l1475        CA 505-0411   CO
CT S013240    DE               DC             FL 23152-004/WEE   GA 56873679   HI
ID BC-32684   IL 8916520       IN 87-2346RC   IA I-23717         KS 88069 5    KY 23,309
LA            ME 44,693        MD             MA SKN03876(LD-2)  MI 102959     MN R31046
MS            MO 173420        MT             NE 45261           NV RG-88-162  NH
NJ SR-3464    NM 90-0009-2     NY             NC                 ND D-064      OH 72217
OK I-22674    OR 89-2062       PA 87-12-031C  RI                 SC 36097      SD 17124
TN RS90-1104  TX C33677001-01  UT 7170-02     VT 13680           VA            WA C-28487
WV I-14198    WI 246469-02     WY             PUERTO RICO
-----------------------------------------------------------------------------------------
Other (specify):

-----------------------------------------------------------------------------------------
3.  Exact name of investment Company as specified in registration statement:

Technology Funding Venture Partners IV, An Aggressive Growth Fund, L.P.
-----------------------------------------------------------------------------------------
4.  Address of principal executive office:  (number, street, city, state, zip code)

2000 Alameda de las Pulgas, Suite 250, San Mateo, CA 94403
-----------------------------------------------------------------------------------------

U.S. Securities and Exchange commission
Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar Investments in the Custody of Management Investment Companies

Pursuant to Rule 17f-2 (17 CFR.17f-2)

-----------------------------------------------------------------------------------------
1.  Investment company Act File Number:                       Date examination completed:

               814-82                                            September 30, 1997
-----------------------------------------------------------------------------------------
2.  State Identification Number:


-----------------------------------------------------------------------------------------
AL RC0290000   AK 90-00364    AZ S-28092-     AR 89-L744        CA 505-3070   CO 91-03-074
   10-000145                     QUAL
CT S018328     DE             DC              FL 34131-0031GEC  GA 56891497   HI
ID BC-36434    IL 9222997     IN 92-0283RC    IA                KS 905000021  KY
LA             ME             MD SR910194     MA 92-2024CR      MI 103217     MN R33651
MS FI-8909019  MO 205030      MT 25137        NE 50053          NV R92-155    NH
NJ SR-5242     NM P-921412    NY              NC 451            ND E899       OH 79452
OK             OR 89-0907     PA 89-9-50C     RI                SC 41064      SD 17917
TN RM92-2125   TX             UT 000689020    VT #4/13/92-21    VA            WA C-31295
WV I-15508     WI 246024-01   WY              PUERTO RICO
-----------------------------------------------------------------------------------------

  Other (specify):

-----------------------------------------------------------------------------------------
3.  Exact name of investment Company as specified in registration statement:

Technology Funding Venture Partners V, An Aggressive Growth Fund, L.P.
-----------------------------------------------------------------------------------------
4.  Address of principal executive office:  (number, street, city, state, zip code)

2000 Alameda de las Pulgas, Suite 250, San Mateo, CA 94403
-----------------------------------------------------------------------------------------

U.S. Securities and Exchange commission
Washington, D.C. 20549


FORM N-17f-2

Certificate of Accounting of Securities and Similar Investments in the Custody of Management Investment Companies

Pursuant to Rule 17f-2 (17 CFR.17f-2)

-----------------------------------------------------------------------------------------
1.  Investment company Act File Number:                       Date examination completed:

               814-124                                           September 30, 1997
-----------------------------------------------------------------------------------------
2.  State Identification Number:

-----------------------------------------------------------------------------------------
AL RC29300025   AK 93-00839      AZ S-0032159- AR 92-L604      CA 505-6486   CO RF-93-05-
                                    QUAL                                        308
CT S021143      DE               DC            FL 39148-001    GA 56891497   HI
ID 42609        IL 9428215       IN 92-0676    IA I-29639      KS 905000021  KY 28716
LA 28195        ME 93-1606       MD SR920480   MA 94-3355      MI 103217     MN R36213
MS FI-92-11-001 MO 1992-01099    MT            NE              NV R92-155    NH
NJ SR-7107      NM P942354       NY            NC 776          ND E899       OH 87100
OK I-37863      OR 92-1029       PA 92-11-8C   RI              SC 41064      SD 19285
TN RM94-3287    TX C41440-000-01 UT A23677-06  VT 11/17/92-04  VA            WA C-35256
WV I-17491      WI 270232-01     WY            PUERTO RICO
-----------------------------------------------------------------------------------------
Other (specify):

-----------------------------------------------------------------------------------------
3.  Exact name of investment Company as specified in registration statement:

Technology Funding Medical Partners I, L.P.
-----------------------------------------------------------------------------------------
4.  Address of principal executive office:  (number, street, city, state, zip code)

2000 Alameda de las Pulgas, Suite 250, San Mateo, CA 94403
-----------------------------------------------------------------------------------------